Putnam Global Telecommunications Funds
2/28/14 Semi Annual


Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:


                                            Votes for     Votes withheld

Liaquat Ahamed                              5,415,154,963 14,207,845
Ravi Akhoury                                5,415,184,974 14,177,833
Barbara M. Baumann                          5,415,851,291 13,511,517
Jameson A. Baxter                           5,415,767,570 13,595,238
Charles B. Curtis                           5,415,854,394 13,508,413
Robert J. Darretta                          5,416,022,043 13,340,765
Katinka Domotorffy                          5,415,419,173 13,943,635
John A. Hill                                5,415,885,634 13,477,174
Paul L. Joskow                              5,416,010,424 13,352,383
Kenneth R. Leibler                          5,415,817,292 13,545,516
Robert E. Patterson                         5,415,985,292 13,377,516
George Putnam, III                          5,415,959,400 13,403,408
Robert L. Reynolds                          5,416,108,530 13,254,278
W. Thomas Stephens                          5,415,918,406 13,444,402



A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for     Votes against    Abstentions   Broker non votes

700,297       10,305           35,371            294,877

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for          Votes against           Abstentions
Broker non votes


5,234,359,081   33,570,449        18,267,087     143,166,192

All tabulations are rounded to the nearest whole number.